EXHIBIT 5

FAEGRE & BENSON LLP

2200 WELLS FARGO CENTER, 90 SOUTH SEVENTH STREET
MINNEAPOLIS, MINNESOTA 55402-3901

August 25, 2004

Board of Directors
Stellent, Inc.
7777 Golden Triangle Drive
Eden Prairie, Minnesota 55344

     In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the offering of up to 200,000 additional shares of Common Stock, par value $.01 per share (the “Shares”), of Stellent, Inc., a Minnesota corporation (the "Company”), pursuant to the Company’s 1997 Director Stock Option Plan (Amended and restated as of June 2, 2004), we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, FAEGRE & BENSON LLP
By:	/s/ Michael A. Stanchfield
Michael A. Stanchfield